Exhibit 10.52

October 1, 2010

Mr. Glenn F. Tilton

Chairman, President and Chief Executive Officer

UAL Corporation

77 W. Wacker Drive

Chicago, IL 60601

Dear Glenn:

As you know, UAL Corporation, a Delaware corporation (“UAL”), Continental Airlines, Inc., a Delaware corporation (“Continental”) and JT Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of UAL (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of May 2, 2010 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Continental (the “Merger”) and, as a result of which, Continental will become a wholly owned subsidiary of UAL (which will be renamed United Continental Holdings, Inc. (“United Continental”)) upon the effective time of the Merger (the “Effective Time”). Upon the Effective Time, you will cease to be the Chief Executive Officer of UAL and United Airlines, Inc. (“UA”, and UAL and UA sometimes collectively referred to as “United”) and the President of UAL, you will retire from United, and you will become non-executive chairman (“Chairman”) of the Board of Directors of United Continental (the “United Continental Board”). It is anticipated that you will serve as Chairman of the United Continental Board until the later of (a) the second anniversary of the Effective Time and (b) December 31, 2012 (the later of such dates, the “Chairman Retirement Date”).

This letter agreement (this “Letter Agreement”) sets forth the terms of your compensation as Chairman of the United Continental Board. It is hereby agreed by United and you as follows:

1. Standard Non-Employee Director Compensation. While serving as Chairman, you will receive the same compensation paid to other non-employee directors of the United Continental Board.

2. Additional Annual Cash Retainer. Until the Chairman Retirement Date (or such earlier date on which your service as Chairman terminates), you will receive an additional annual cash retainer of $600,000, payable pursuant to the same schedule as the regular annual cash retainer paid to other non-employee directors of the United Continental Board.

3. Additional Annual Equity Retainer. At or promptly following the first meeting of the United Continental Board that occurs following the Effective Time, you will receive an additional equity retainer of restricted stock units of United Continental common stock (“RSUs”) with a grant date value of $150,000 pursuant to the 2006

Director Equity Incentive Plan, as amended (or any successor plan thereto) (the “DEIP”). At or promptly following the first meeting of the United Continental Board that occurs following the first anniversary of the Effective Time, provided that your service as Chairman has not terminated, you will receive an additional equity retainer of RSUs with a grant date value of $150,000 pursuant to the DEIP. The number of RSUs that you will receive on each grant date will equal the quotient of (A) $150,000 and (B) the closing price of United Continental common stock on the New York Stock Exchange on the applicable grant date (rounded down to the nearest whole number). The RSUs will vest upon the earliest of (a) the first anniversary of the applicable grant date, (b) the Chairman Retirement Date, (c) termination of your service as Chairman due to your death, Disability or removal without Cause (including, without limitation, as a result of your failure to be re-elected to the United Continental Board by United Continental’s stockholders), (“Disability” and “Cause”, each as defined in the Employment Agreement (as defined in Section 15 below)) and (d) your retirement as Chairman with the consent of the United Continental Board (each such termination in the foregoing clauses (c) and (d), a “Qualifying Chairman Termination”). For the avoidance of doubt, in the event that your service as Chairman terminates prior to the Chairman Retirement Date for any reason other than a Qualifying Chairman Termination, you will immediately forfeit any unvested RSUs and will have no further rights with respect thereto.

4. Travel Privileges. While serving as Chairman, you will receive the same travel privileges provided to other non-employee directors of the United Continental Board. Upon termination of your service on the United Continental Board, you will receive the same travel privileges provided to other non-employee directors who retire from the United Continental Board following the Effective Time.

5. Company Car and Driver. Until the Chairman Retirement Date (or such earlier date on which your service as Chairman terminates), you will be provided with the use of a car and driver for both business and personal use at a level consistent with the level provided to you by United immediately prior to the Effective Time.

6. Office Space and Administrative Support. Until the Chairman Retirement Date (or such earlier date on which your service as Chairman terminates) and for a period of ten years thereafter, you will be provided with (a) office space at 77 W. Wacker Drive, 40th floor, Chicago, IL or at such other location as may be agreed to by you and United Continental from time to time and (b) full-time administrative support.

7. Reimbursement of Professional Fees. United Continental will pay on your behalf all bills rendered to you by your attorneys in connection with the negotiation and execution of this Letter Agreement; provided, however, that the amount of professional fees payable hereunder will not exceed $15,000.

8. Governing Law. This Letter Agreement will be governed by the laws of the State of Illinois, without regard to conflicts of laws principles.

9. Amendment. No provision of this Letter Agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of United Continental.

10. Dispute Resolution. Any dispute arising out of or relating to this Letter Agreement will be settled in accordance with the dispute resolution provisions set forth in Section 10(h) of the Employment Agreement.

11. Tax Matters. To the extent consistent with applicable law, United Continental will not withhold or deduct from any amounts payable under this Letter Agreement any amount or amounts in respect of income taxes or other employment taxes of any other nature on your behalf. You will be solely responsible for the payment of any federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to you under this Letter Agreement.

12. Successors and Assigns. This Letter Agreement is personal to you and may not be assigned or delegated by you or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. This Letter Agreement will inure to the benefit of and be enforceable by your legal representatives. This Letter Agreement is binding on and inures to the benefit of United Continental’s successors and assigns. As used in this Letter Agreement, the term “United Continental” includes any successor to United Continental’s business and/or assets that assumes and agrees to perform this Letter Agreement by operation of law or otherwise.

13. Construction. Whenever possible, each provision of this Letter Agreement will be interpreted so that it is valid under applicable law. If any provision of this Letter Agreement is to an extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid. The remainder of this Letter Agreement will also continue to be valid to the extent it is consistent with the essential intent and principles of this Letter Agreement, and the entire Letter Agreement will continue to be valid in other jurisdictions.

14. Entire Agreement. This Letter Agreement embodies the entire agreement and understanding of the parties hereto in respect of the matters specifically contemplated by this Letter Agreement. This Letter Agreement will be effective immediately upon execution by each party hereto, provided that if the Effective Time does not occur, this Letter Agreement will be null and void with effect as of the date that the Merger Agreement terminates and none of you, United or United Continental will have any further obligations hereunder.

15. Effect of Letter Agreement on the Employment Agreement. This Letter Agreement will not by implication or otherwise limit, impair, reduce, eliminate or constitute a waiver of, or otherwise affect the rights and remedies of, any party to the employment agreement between you and United dated as of September 5, 2002 and amended as of December 8, 2002 by Amendment No. 1, February 17, 2003 by Amendment No. 2, September 29, 2006 by Amendment No. 3, September 25, 2008 by

Amendment No. 4 and June 21, 2010 by Amendment No. 5 ( the “Employment Agreement”), and will not alter, modify, amend or in any way affect any of the terms, conditions, obligations and covenants or agreements contained in the Employment Agreement, all of which will continue in full force and effect.

16. Notices. All notices and other communications under this Letter Agreement will be made in writing and all such notices and communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to United Continental:	United Continental Holdings, Inc.
77 W. Wacker Drive
Chicago, Illinois 60601
Attn: Executive Vice President & General Counsel
Fax: (312) 997-8180

If to you:	At your address most recently on file with United Continental or to such other address as you or United Continental may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

17. Miscellaneous. This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Letter Agreement. The captions used in connection with the Sections of this Letter Agreement are inserted only for the purpose of reference and such captions will not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Letter Agreement or any part thereof, nor will such captions otherwise be given any legal effect.

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If the foregoing correctly sets forth your understanding, please indicate your acceptance of the terms hereof by signing in the appropriate space provided below and returning to United the enclosed duplicate originals of this Letter Agreement.

Very truly yours,

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:	UAL CORPORATION,

by

/s/ Glenn F. Tilton		/s/ Thomas J. Sabatino Jr.
Glenn F. Tilton		Name:	Thomas J. Sabatino, Jr.
		Title:	Senior Vice President,
General Counsel & Corporate Secretary